ARROW INVESTMENTS TRUST

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND

Arrow Alternative Solutions Fund

Arrow DWA Balanced Fund

Arrow DWA Tactical Fund

Arrow Managed Futures Strategy Fund

Arrow Commodity Strategy Fund

Arrow Risk Premia Fund

Arrow DWA Tactical ETF

Arrow QVM Equity Factor ETF

Arrow Reserve Capital Management ETF

0.75% 1.00% 1.00% 0.85% 0.80% 0.30% 1.00% 0.60% 0.30%

IN WITNESS WHEREOF, the parties have caused this Appendix A to be signed by their respective officers thereunto duly authorized as of March 21, 2017.

ARROW INVESTMENTS TRUST

By: /s/ Joseph Barrato

Name: Joseph Barrato

Title: President

ARROW INVESTMENT ADVISORS, LLC.

By: /s/ Jacob Griffith

Name: Jacob Griffith

Title: President